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                                                                     EXHIBIT 8.1

                               Sullivan & Cromwell
                                125 Broad Street
                            New York, New York 10004

                                                                   June 11, 1996

American International Group, Inc.,
  70 Pine Street,
    New York, New York 10270

Dear Sirs:

        We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $747,000,000 of Medium-Term Notes, Series E of American International Group, Inc. We hereby confirm to you our opinion set forth under the caption "United States Taxation" in the Prospectus Supplement relating to the Medium-Term Notes, Series E of American International Group, Inc. filed on June 11, 1996 with the Securities and Exchange Commission of the United States (the "Prospectus Supplement").

        We hereby consent to the filing with the Securities and Exchange Commission of this letter and the reference to us in the Prospectus Supplement under the caption "United States Taxation". In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,


                                        /s/ Sullivan & Cromwell